Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Reports Third Quarter 2006 Financial Results

—  Company Reiterates Anticipated Timeline of Clinical Milestones  —

Cambridge, MA, October 26, 2006 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the quarter ended September 30, 2006.

“Vertex is well-positioned to pursue late-stage development and commercialization of its product opportunities,” stated Joshua Boger, Ph.D., President and CEO of Vertex Pharmaceuticals.  “Our lead investigational drug, telaprevir (VX-950), has the potential to address significant unmet medical need in the treatment of HCV.  Behind telaprevir (VX-950), we have a pipeline of first-in-class compounds with promising profiles, and we have the financial strength to help us capitalize on our clinical opportunities.  We are focused on executing our clinical strategies over the next year to help realize the full potential of telaprevir (VX-950) and our pipeline products.”

Third Quarter Results

The non-GAAP loss, before certain charges and gains for the quarter ended September 30, 2006 was $47.9 million, or $0.42 per share, compared to a non-GAAP loss, before charges, of $40.8 million, or $0.43 per share for the quarter ended September 30, 2005.  The increase in the Company’s third quarter 2006 non-GAAP loss resulted from increased development investment as the Company continued to advance its proprietary drug candidates.

For the quarter ended September 30, 2006, the Company’s net loss on a GAAP basis was $51.8 million, or $0.46 per share.  This included stock-based compensation expense of approximately $9.3 million, restructuring expense of approximately $1.4 million, loss on exchange of convertible subordinated notes of $5.2 million, and gains related to an investment of approximately $11.9 million.   The net loss on a GAAP basis for the quarter ended September 30, 2005 was $79.6 million, or $0.84 per share.  The 2005 GAAP net loss includes stock-based compensation expense of approximately $0.9 million, restructuring expense of approximately $1.6 million, and loss on exchange of convertible subordinated notes of $36.3 million.

Vertex Pharmaceuticals Incorporated
Third Quarter 2006 Financial Results
October 26, 2006

Total revenues for the quarter ended September 30, 2006 were $53.3 million compared to $36.2 million for the third quarter of 2005.  The increase in revenues is primarily due to revenue recognized during the quarter from our collaboration with Janssen Pharmaceutica, which offsets a decline in revenue from the Company’s research collaborations.

Research and development (R&D) expenses for the quarter ended September 30, 2006 were $96.1 million, including $7.6 million of stock-based compensation, compared to $63.6 million, including $0.8 million of stock-based compensation, for the third quarter of 2005.  The increase primarily relates to development investment to support the global Phase 2b clinical development program, as well as to the Company’s initial commercial inventory investment for telaprevir (VX-950) and to increased charges for stock-based compensation compared to the prior year, as a result of the adoption of FAS 123R on January 1, 2006.

Sales, general and administrative (SG&A) expenses for the quarter ended September 30, 2006 were $14.8 million, including $1.7 million of stock-based compensation, compared to $10.7 million, including $0.2 million of stock-based compensation, for the third quarter of 2005.  This increase reflects building of infrastructure to support the advancement of the business.

Other income, net, for the quarter ended September 30, 2006 was $3.6 million, compared to other expense, net, of $0.8 million for the third quarter in 2005.  This increase resulted from the Company’s reduction of outstanding debt in 2005 and higher investment returns.

At September 30, 2006, Vertex had approximately $752.3 million in cash, cash equivalents and other investments.  This amount includes the up-front payment of $165.0 million received from Janssen Pharmaceutica in July and proceeds from the Company’s $330.0 million equity financing completed in September.  Vertex ended the third quarter with $42.1 million in principal amount of convertible debt due September 2007 and $59.6 million in principal amount of convertible debt due February 2011.  The 2011 convertible debt has a conversion price of $14.94 and is callable in February 2007.

Vertex Pharmaceuticals Incorporated
Third Quarter 2006 Financial Results
October 26, 2006

Third Quarter Achievements and 2006 Objectives

•                  Continue to advance proprietary Vertex compounds:

telaprevir (VX-950)

•                  The global Phase 2b clinical development program for telaprevir (VX-950) is advancing according to plan.  In September, the Company announced that it had completed enrollment in the 260-patient PROVE 1 clinical trial.  Vertex expects that the first data from the PROVE 1 clinical trial will become available in December 2006.  These data will reflect an analysis of the safety and antiviral activity of telaprevir (VX-950) in 80 patients initially randomized to receive either 12 weeks of telaprevir (VX-950) therapy in combination with pegylated interferon and ribavirin, or 12 weeks of pegylated interferon, ribavirin and placebo.

•                  Vertex has initiated in Europe the 320-patient PROVE 2 clinical trial. The trial is on track to complete enrollment in the fourth quarter.  The Company expects the first data from PROVE 2 to be available in mid-2007.

•                  The Company remains on track to initiate in the fourth quarter the PROVE 3,
400-patient clinical trial of telaprevir (VX-950) in patients with HCV who have failed prior treatment.  Preliminary analysis including histopathology data from the six-month nonclinical studies with telaprevir (VX-950) in two species has been completed.  Vertex believes these nonclinical studies will support clinical trials as planned.  Complete reports will be provided to regulatory agencies in the fourth quarter.

•                  In September, Vertex announced that it has successfully completed the technical development work for the Phase 3 and commercial formulation of telaprevir (VX-950).  With this formulation, the dosing of telaprevir (VX-950) is planned as two 375 mg tablets to be taken every eight hours.    Vertex has begun to manufacture drug substance registration batches and all registration batches are anticipated in the first half of 2007.   Vertex expects to make a significant investment in the commercial supply for telaprevir (VX-950) in 2007, subject to continued progress of the drug candidate.

•                  Five abstracts have been accepted for presentation at the 57th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD) in Boston, October 27-31.

Vertex Pharmaceuticals Incorporated
Third Quarter 2006 Financial Results
October 26, 2006

VX-702

•                  In September, Vertex announced that it plans to initiate in the fourth quarter of 2006 a 12-week, 120-patient Phase 2a clinical trial in patients with rheumatoid arthritis.  This clinical trial will evaluate safety, tolerability and anti-inflammatory effects of VX-702 on a background of methotrexate.  Vertex also plans to initiate in the fourth quarter a Thorough QTc study with VX-702 under an open Investigational New Drug (IND) application.

VX-770

•                  Vertex completed a Phase 1 clinical trial of VX-770 in healthy volunteers and in patients with cystic fibrosis (CF) in the third quarter. The Company believes that the study results support the initiation in 2007 of a Phase 2 clinical program in patients with CF. In addition, Vertex announced today that it has completed a bioavailability study of
VX-770 with a new tablet formulation.

•                  Continue to advance collaborator-led compounds:

VX-680 (MK-0457)

•                  Vertex’s collaborator Merck is conducting Phase 2 clinical trials of VX-680 (MK-0457) in solid tumor cancers and an ongoing Phase 1 clinical trial in hematological cancers.  Clinical results for VX-680 (MK-0457) in three patients with treatment-resistant blood cancers were published in the October 2006 issue of the journal Blood.  Vertex expects that additional clinical results for VX-680 (MK-0457) will be presented at the American Society of Hematology (ASH) conference in December.   Vertex believes that VX-680 (MK-0457) has the potential to advance into late stage clinical development.

Lexiva

•                  Updated treatment guidelines issued by the U.S. Department of Health and Human Services (DHHS) and the International AIDS Society-USA (IAS-USA) now include Lexiva® (fosamprenavir calcium) dosed with ritonavir twice daily as a preferred or recommended option for protease inhibitor-based regimens in the initial treatment of adults with HIV infection.

Vertex Pharmaceuticals Incorporated
Third Quarter 2006 Financial Results
October 26, 2006

Full Year 2006 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

Vertex is revising upward its guidance for 2006 year end cash and cash equivalents and other investments from $400 million to more than $725 million, primarily as a result of the proceeds from the $330 million equity financing the Company completed in September.

The Company expects that its non-GAAP loss for the full year, excluding certain charges and gains, will be in the range of $180 to $195 million. The Company expects that the full year 2006 GAAP loss will be in the range of $222 to $237 million.  The estimated 2006 GAAP loss includes the loss on the exchange of convertible subordinated notes of approximately $5 million, gains related to an investment of approximately $12 million, an estimate of stock-based compensation expense of approximately $38 million, and restructuring expense of approximately $4 million as a result of imputed interest charges relating to the restructuring accrual.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures.  In particular, Vertex provides its third quarter 2006 and 2005 loss and guidance for a full year 2006 loss excluding, in each case, restructuring charges, stock-based compensation expense, loss on exchange of convertible subordinated notes and net gains related to an investment, which in each case results in a non-GAAP financial measure.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results.  Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance.

Vertex Pharmaceuticals Incorporated
Third Quarter 2006 Financial Results
October 26, 2006

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is focused on viral diseases, inflammation, autoimmune diseases, cancer, pain and bacterial infection. Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

This press release contains forward-looking statements, including statements that Vertex (i) is well positioned today to pursue late-stage development and commercialization of its product opportunities; (ii) believes telaprevir has the potential to address significant unmet medical need in the treatment of HCV; (iii) has the financial strength to help it to capitalize on its clinical opportunities; (iv) expects the first data from the PROVE 1 clinical trial will become available in December 2006; (v) believes that the PROVE 2 clinical trial is on track to complete enrollment in the fourth quarter, with first data available in mid-2007; (vi) expects the 400-patient PROVE 3 trial to begin in the fourth quarter; (vii) expects all registration batches to be completed in the first half of 2007 and plans to make a significant investment in the commercial supply for telaprevir in 2007, subject to continued progress of the drug candidate; (viii) plans to initiate with VX-702 both a 12-week, 120-patient Phase 2a clinical trial in patients with rheumatoid arthritis, and a Thorough QTc study under an open IND, in the fourth quarter of 2006; (ix) believes that the results of the Phase 1 clinical trial of VX-770 in cystic fibrosis support the initiation of a Phase 2 clinical program in patients with CF in 2007; (x) expects that additional clinical results for VX-680 will be presented at ASH and believes that VX-680 has the potential to advance into late stage clinical development; and (xi) expects that its GAAP and non-GAAP 2006 loss, and its stock-based compensation expense and its cash position will be as stated above in the Company’s financial guidance. The 2006 loss guidance ranges depend on achievement and timing of certain milestones that relate to compound acceptances and clinical achievement in collaborative programs.  While management makes its best efforts to be accurate in making forward-looking statements, those statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially.  Those risks and uncertainties include, among other things, the risk that any one or more of Vertex’s internal drug development programs, including its proposed or ongoing Phase 2 clinical trials of telaprevir (VX-950), VX-702 and VX-770, or its development programs with collaborators, including the VX-680 collaboration with Merck, will not proceed as planned for technical, scientific or commercial reasons, or due to FDA disagreement with study designs or to patient enrollment issues or new   judgments based on new information from non-clinical studies or from clinical trials or other sources, that one or more of the Company’s assumptions underlying its revenue expectations,  including the expectation of clinical and scientific progress and the timing of any such progress,  could lead to revenues from compound acceptance or milestone achievement under existing collaboration agreements that might be higher or lower than expected and could consequently result in a lower or higher net loss, that Vertex will be unable to realize one or more

Vertex Pharmaceuticals Incorporated
Third Quarter 2006 Financial Results
October 26, 2006

of its financial objectives for 2006 due to unexpected and costly program delays or any number of other unexpected financial, technical or collaboration considerations including interpretations limiting its ability under applicable accounting rules to recognize revenue in current periods on account of cash received from its collaborators, that unexpected costs associated with one or more of the Company’s programs will necessitate a reduction in its investment in other programs or a change in the Company’s financial projections, and other risks listed under Risk Factors in Vertex’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Vertex Pharmaceuticals Incorporated
Third Quarter 2006 Financial Results
October 26, 2006

Vertex Pharmaceuticals Incorporated
2006 Third Quarter and Nine Month Results
Consolidated Statements of Operations Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Revenues:
Royalties	$10,902	$9,466	$29,086	$23,086
Collaborative and other R&D revenues	42,387	26,741	93,016	74,048
Total revenues	$53,289	$36,207	$122,102	$97,134

Costs and expenses:
Royalty payments	3,113	2,796	8,993	7,315
Research and development	96,115	63,590	262,567	180,382
Sales, general & administrative	14,773	10,738	42,022	31,179
Restructuring expense (Note 4)	1,415	1,565	2,625	1,736
Total costs and expenses	115,416	78,689	316,207	220,612

Loss from operations	$(62,127)	$(42,482)	$(194,105)	$(123,478)
Other income (expense), net	3,563	(772)	6,750	(5,484)
Realized gain on sale of investment (Note 6)	7,663	—	7,663	—
Unrealized gain on warrants (Note 7)	4,250	—	4,250	—
Loss on exchange of convertible subordinated notes (Note 5)	(5,151)	(36,324)	(5,151)	(36,324)
Loss from continuing operations before cumulative effect of a change in accounting principle—FAS 123R effect of a change in accounting principle	$(51,802)	$(79,578)	$(180,593)	$(165,286)

Cumulative effect of a change in accounting principle—FAS 123R (Note 3)	—	—	1,046	—
Net loss	$(51,802)	$(79,578)	$(179,547)	$(165,286)

Basic and diluted loss per common share before cumulative effect of a change in accounting principle—FAS 123R	$(0.46)	$(0.84)	$(1.65)	$(1.93)

Cumulative effect of a change in accounting principle—basic and diluted	—	—	$0.01	—

Basic and diluted net loss per share	$(0.46)	$(0.84)	$(1.64)	$(1.93)

Basic and diluted weighted average number of common shares outstanding	112,803	94,590	109,608	85,462

Vertex Pharmaceuticals Incorporated
Third Quarter 2006 Financial Results
October 26, 2006

Non-GAAP Loss Reconciliation (Note 1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
GAAP Net Loss	$(51,802)	$(79,578)	$(179,547)	$(165,286)
Pro Forma Adjustments:
Stock-based compensation expense included in R&D (Note 2):	$7,554	$751	$23,715	$2,515
Stock-based compensation expense included in SG&A (Note 2):	1,720	164	5,331	560

Total stock-based compensation expense	$9,274	$915	$29,046	$3,075

Realized gain on sale of investment (Note 6)	(7,663)	—	(7,663)	—

Unrealized gain on warrants (Note 7)	(4,250)	—	(4,250)	—

Loss on exchange of convertible subordinated notes (Note 5)	5,151	36,324	5,151	36,324

Restructuring expense (Note 4)	1,415	1,565	2,625	1,736

Cumulative effect of a change in accounting principle—FAS 123R (Note 3)	—	—	(1,046)	—

Non-GAAP loss	$(47,875)	$(40,774)	$(155,684)	$(124,151)

Basic and diluted non-GAAP loss per share	$(0.42)	$(0.43)	$(1.42)	$(1.45)

Vertex Pharmaceuticals Incorporated
Third Quarter 2006 Financial Results
October 26, 2006

Note 1:  Financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures.  These results are provided as a complement to the results in accordance with GAAP because management believes these non-GAAP measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.

Note 2:  For the three and nine months ended September 30, 2006, the Company incurred $9.3 million and $29.0 million, respectively, in stock compensation expense of which $7.6 million and $23.7 million, respectively, is included in research and development expenses and $1.7 million and $5.3 million, respectively, is included in sales, general and administrative expenses.  Stock compensation expense includes costs associated with restricted stock, stock option awards, and employee stock purchase shares, which were recorded in connection with provisions of FAS 123R, “Accounting for Stock-Based Compensation.”  FAS 123R requires companies to record stock-based payments in the financial statements using a fair value method.  The Company adopted FAS 123R on a modified prospective basis beginning January 1, 2006.  For the three and nine months ended September 30, 2005, the Company recorded $0.9 million and $3.1 million, respectively, of stock compensation expense relating to restricted stock awards.

Note 3:  FAS 123R requires the Company to recognize expense only for shares expected to vest, and this results in the Company being required to estimate forfeitures on grant date.  During the nine months ended September 30, 2006 the Company recorded a $1.0 million benefit due to the cumulative effect of estimating forfeitures on the grant date rather than recording them as they occur.

Note 4:  For the three and nine months ended September 30, 2006, the Company incurred restructuring expense charges of $1.4 million and $2.6 million, respectively.  These charges are primarily a result of the imputed interest charge related to the restructuring liability.

For the three and nine months ended September 30, 2005, the Company incurred restructuring charges.  The charge for the three months ended September 30, 2005 was $1.6 million that principally relates to imputed interest costs relating to the restructuring liability.  For the nine months ended September 30, 2005, the Company recorded $1.7 million of net restructuring expense which includes a credit for reversing a portion of the restructuring liability related to the space that Vertex decided to occupy, offset by estimated incremental net ongoing lease obligations for the remainder of the space and imputed interest costs on the restructuring liability.

The expense and the related liability have been estimated in accordance with FASB 146 “Accounting for Costs Associated with Exit or Disposal Activities” and are reviewed quarterly for changes in circumstances.

Note 5:  In August 2006, the Company exchanged approximately 4.1 million shares of the Company’s common stock for approximately $58.3 million in aggregate principal amount of outstanding 5.75% Convertible Senior Subordinated Notes due 2011, plus accrued interest. As a result of the exchange, the Company incurred a non-cash charge of approximately $5.2 million

Vertex Pharmaceuticals Incorporated
Third Quarter 2006 Financial Results
October 26, 2006

related to the incremental shares issued in the transaction over the number that would have been issued upon the conversion of the notes under the original terms.

In September 2005, holders of 5% Convertible Subordinated Notes due 2007 exchanged $40.5 million in aggregate principal amount plus accrued interest on the notes for approximately 2.5 million shares of common stock.  As a result of the exchange, a non-cash charge of approximately $36.3 million was incurred.  This charge is related to the incremental shares issued in the transaction over the number that would have been issued upon conversion of the notes under their original terms.

Note 6:  In July 2006, the Company sold 817,749 shares of Altus Pharmaceuticals common stock for approximately $11.7 million, resulting in a realized gain of approximately $7.7 million.

Note 7:  At September 30, 2006 the Company owned warrants to purchase 1,962,494 shares of Altus common stock.  In accordance with FAS 133, “Accounting for Derivative Instruments and Hedging Activities,” the warrants have been classified as derivatives at September 30, 2006.  FAS 133 requires the Company to record derivatives at fair value on the balance sheet and any changes in the fair value must be recognized in income. For the period ending September 30, 2006, there is an unrealized gain on the fair market value of the warrants of $4.3 million.

Note 8: In September 2006, the Company completed a public offering of 10,000,000 shares of common stock, including the underwriters’ allotment of 900,000 shares, at a price of  $33.00 per share. This transaction resulted in net proceeds of approximately $313.3 million. The net proceeds include an underwriting discount of approximately $15.7 million and other expenses of the offering estimated at $1.0 million that were recorded as an offset to additional paid-in-capital.

Vertex Pharmaceuticals Incorporated
Third Quarter 2006 Financial Results
October 26, 2006

Vertex Pharmaceuticals Incorporated
2006 Third Quarter Results
Condensed Consolidated Balance Sheets Data
(In thousands)
(Unaudited)

	September 30, 2006	December 31, 2005
Assets
Cash, cash equivalents and other investments	$752,348	$407,510
Other current assets	47,945	23,898
Property, plant and equipment, net	61,135	54,533
Restricted cash	37,392	41,482
Other noncurrent assets	3,291	21,575
Total assets	$902,111	$548,998

Liabilities and Equity
Other liabilities	$77,882	$54,443
Accrued restructuring expense	32,754	42,982
Deferred revenue	161,959	32,300
Collaborator development loan (due 2008)	19,997	19,997
Convertible notes (due 2007)	42,102	42,102
Convertible notes (due 2011)	59,648	117,998
Stockholders’ Equity	507,769	239,176
Total liabilities and equity	$902,111	$548,998
Common shares outstanding	125,262	108,153

Conference Call and Webcast: Third Quarter 2006 Financial Results:

Vertex Pharmaceuticals will host a conference call today, October 26, 2006 at 5:00 p.m. EDT to review financial results and recent developments.  This call will be broadcast via the Internet at www.vrtx.com in the investor center.  Alternatively, to listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2224 (International). Vertex is also providing a podcast MP3 file available for download on the Vertex website, www.vrtx.com.

The call will be available for replay via telephone commencing October 26, 2006 at 8:00 p.m. ET running through 5:00 p.m. ET on November 2, 2006.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference ID number is 8433366.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. ET on November 9, 2006.

Vertex’s press releases are available at www.vrtx.com.

Vertex Contacts:

Lynne H. Brum, Vice President, Strategic Communications, (617) 444-6614
Michael Partridge, Director, Corporate Communications, (617) 444-6108
Lora Pike, Manager, Investor Relations, (617) 444-6755